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                                                                     EXHIBIT 8.1

               [LETTERHEAD OF BALCH & BINGHAM LLP APPEARS HERE]

                              _____________, 1998

New South Bancshares, Inc.
1900 Crestwood Boulevard
Birmingham, Alabama 35210

        Re: Registration Statement on Form S-1

Ladies and Gentlemen:

        We have acted as counsel to New South Bancshares, Inc. in connection with the preparation of a Registration Statement on Form S-1, including a preliminary prospectus (the "Registration Statement"), which has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

        We have reviewed copies of the Registration Statement and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

        Based on the foregoing, we are of the opinion that the statements and legal conclusions contained in the Registration Statement under the caption "Certain Federal Income Tax Consequences" are correct and that the discussion thereunder does not omit any material provision with respect to the matters covered.

        We consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Balch & Bingham LLP under the captions "Certain Federal Income Tax Consequences" and "Validity of Securities" in the Registration Statement.

                                        Very truly yours,

                                        /s/ Balch & Bingham LLP
                                        ------------------------
                                        Balch & Bingham LLP